UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 21, 2005

Jo-Ann Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-06695	34-0720629
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 Darrow Rd., Hudson, Ohio		44236
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 656-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2005, the Compensation Committee of the Board of Directors of Jo-Ann Stores, Inc. (the "Company") approved Employment Agreements between the Company and each of Mr. Alan Rosskamm, the Company’s President and Chief Executive Officer (the "Rosskamm Agreement"), Mr. David Holmberg, the Company’s Executive Vice President, Store Operations (the "Holmberg Agreement") and Ms. Rosalind Thompson, the Company’s Executive Vice President, Human Resources (the "Thompson Agreement") (collectively, the "Employment Agreements").

The Rosskamm Agreement replaces the existing employment agreement entered into between the Company and Mr. Rosskamm on July 30, 2001. Subject to the parties’ respective termination rights set forth therein, the Rosskamm Agreement shall apply to any termination of Mr. Rosskamm’s employment occuring on or before July 31, 2006. Unless the Rosskamm Agreement is earlier terminated pursuant to its terms, on July 31, 2006 and on July 31st of each succeeding year thereafter (a "Renewal Date"), the term of the Rosskamm Agreement shall be automatically extended for an additional one year unless either party has given notice to the other, at least one (1) year in advance of that Renewal Date, that the Rosskamm Agreement shall not apply to any termination of Mr. Rosskamm’s employment occuring after that Renewal Date.

The Holmberg Agreement replaces the existing employment agreement entered into between the Company and Mr. Holmberg on March 4, 2005. The Thompson Agreement replaces the existing employment agreement entered into between the Company and Ms. Thompson on July 30, 2001. The termination rights and provisions of the Holmberg Agreement and Thompson Agreement are the same as those described above for the Rosskamm Agreement.

The Employment Agreements will become operative only if the executive’s employment is terminated by the Company "without cause" or by the executive for "good reason" (in each case, as defined in the Employment Agreements). If an Employment Agreement becomes operative, the executive will be entitled to certain severance payments and continuing health and life insurance coverage. The amount of these payments and the length of time that insurance coverage will be continued vary depending upon whether the termination occurs before or after a "Change in Control" of the Company (as defined in the Employment Agreements).

If Mr. Rosskamm becomes entitled to benefits under the Rosskamm Agreement before a Change in Control, he will be entitled to receive continued payments of base salary and continued health and life insurance coverage through the third anniversary of the termination date. If Mr. Rosskamm becomes entitled to benefits under the Rosskamm Agreement after a Change in Control, he will be entitled to prompt payment of (a) a lump sum equal to three times the sum of his base salary plus bonus, (b) any unpaid bonus for any prior year, and (c) a pro rata bonus for that part of the current year that ends on the termination date. In addition, health and life insurance coverage will be continued through the third anniversary of the termination date. Whether the termination is before or after a Change in Control, continuing health and certain life insurance coverage would stop if Mr. Rosskamm becomes eligible for similar benefits with another employer.

The Holmberg Agreement and the Thompson Agreement provide for similar benefits except that (a) if the termination is before a Change in Control, salary and health and life insurance coverage would continue for one and one-half years, rather than three years, after the termination date, and (b) if the termination is after a Change in Control, the lump sum payment would be two times, rather than three times, salary and bonus and health and life insurance coverage would be continued through the second, rather than the third, anniversary of the termination date. In addition, Mr. Holmberg and Ms. Thompson would each be entitled to a lump sum payment in lieu of any retirement benefits provided under the Company’s Supplemental Retirement Benefit Plan.

Lastly, the Employment Agreements provide that if any payments to an executive in connection with a Change in Control would be subject to the excise tax under Section 280G of the Internal Revenue Code on excess parachute payments, the Company will, in general, "gross up" the executive's compensation to offset the excise tax, except that (a) if the aggregate parachute payments that would otherwise be made to the executive do not exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the parachute payments to the executive will be reduced to the extent necessary to avoid the imposition of the excise tax and no "gross up" will be paid, and (b) if the aggregate parachute payments that would otherwise be made to the executive do exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the full amount of those parachute payments will be made, the executive will have to individually bear the excise tax allocable to 10% of the aggregate total of parachute payments, and the Company will "gross up" the executive's compensation to offset the excise taxes other than that portion that is allocable to 10% of the aggregate total of parachute payments.

Copies of the Employment Agreements are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement dated October 21, 2005 between Jo-Ann Stores, Inc. and Mr. Alan Rosskamm.

10.2 Employment Agreement dated October 21, 2005 between Jo-Ann Stores, Inc. and Mr. David Holmberg.

10.3 Employment Agreement dated October 21, 2005 between Jo-Ann Stores, Inc. and Ms. Rosalind Thompson.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jo-Ann Stores, Inc.

October 26, 2005	By:	/s/ Alan Rosskamm

Name: Alan Rosskamm
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated October 21, 2005 between Jo-Ann Stores, Inc. and Mr. Alan Rosskamm.
10.2	Employment Agreement dated October 21, 2005 between Jo-Ann Stores, Inc. and Mr. David Holmberg.
10.3	Employment Agreement dated October 21, 2005 between Jo-Ann Stores, Inc. and Ms. Rosalind Thompson.